Exhibit 99.1

General Moly Announces Results of Annual Meeting and
Presents at John Tumazos Very Independent Research Conference

LAKEWOOD, COLORADO — June 25, 2018, General Moly, Inc. (the “Company”) (NYSE MKT and TSX: GMO), the only western exchange listed, pure-play molybdenum mineral development company, announced that it received approval for all proposals submitted to stockholders at its Annual Meeting of Stockholders, which was held on June 21, 2018 in Lakewood, Colorado.

Stockholders supported the re-election of Ricardo Campoy and the election of Tong Zhang to the Board of Directors, who will each serve for a term of three years, and approved of the Company’s executive compensation structure through an advisory vote. Additionally, the stockholders ratified the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2018.

Voting results on all matters voted on at the Annual Meeting of Stockholders will be filed on www.sedar.com.

Upcoming Investment Conference

The Company will be participating at the John Tumazos Very Independent Research Metals Conference in Holmdel, New Jersey on June 27 and 28, 2018.

In his presentation at 5:20 p.m. Eastern Time on Wednesday June 27, 2018, General Moly CEO Bruce D. Hansen will discuss the Company’s zinc, copper and silver exploration drilling plans at the Mt. Hope Project in Nevada, and the positive long-term supply and demand fundamentals for molybdenum. (Please refer to the Company’s June 21, 2018 news release regarding the drilling plans.)

The presentation will be webcast live with a link available on the Company’s website where a PDF of the presentation will also be posted. The link will also provide an archived playback shortly after the presentation.

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About General Moly

General Moly is a U.S.-based, molybdenum mineral exploration and development company listed on the NYSE American (NYSE AMER), recently known as the NYSE MKT and former American Stock Exchange, and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, an 80% interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with the Company’s wholly-owned Liberty Project, a molybdenum and copper property also located in central Nevada, General Moly’s goal is to become the largest primary molybdenum producer in the world.

Molybdenum is a metallic element used primarily as an alloy agent in steel manufacturing. When added to steel, molybdenum enhances steel strength, resistance to corrosion and extreme temperature performance. In the chemical and petrochemical industries, molybdenum is used in catalysts, especially for cleaner burning fuels by removing sulfur from liquid fuels, and in corrosion inhibitors, high performance lubricants and polymers.

Contact:

Scott Roswell

(303) 928-8591

info@generalmoly.com

Website: www.generalmoly.com